Exhibit 99.1

Seelos Therapeutics Announces Acquisition of an Exclusive Worldwide License of Gene Therapy Program to Address Parkinson's Disease from Duke University

Validated, Pre-Clinical Success Shown in Modifying the Regulation of the SNCA Gene Which Encodes Alpha-Synuclein Expression

Program Continues to Expand Seelos' Alpha-Synuclein Targeted Parkinson's Portfolio

NEW YORK, June 27, 2019 (GLOBE NEWSWIRE) -- Seelos Therapeutics, Inc. (NASDAQ: SEEL), a clinical-stage biopharmaceutical company, announced today the exclusive worldwide licensing of a gene therapy program targeting the regulation of the SNCA gene, which encodes alpha-synuclein expression,  from Duke University. Seelos plans to study this approach, named SLS-004, initially in Parkinson's Disease (PD).

At present, there is no effective treatment to prevent PD or halt its progression. The SNCA gene has been implicated as a highly significant risk factor for PD. In addition, accumulating evidence suggests that elevated levels of wild-type alpha-synuclein are causative in the pathogenesis of PD. The role of SNCA overexpression in PD pathogenesis and the need to maintain normal physiological levels of alpha-synuclein protein emphasize the so-far unmet need to develop new therapeutic strategies, such as SLS-004, targeting the regulatory mechanisms of SNCA expression. "Aggregation of misfolded alpha-synuclein appears to be a key pathogenic mechanism leading to neuronal dysfunction and death. Inhibition of synuclein production, such as through SLS-004, is an attractive therapeutic target that may reduce aggregation and slow disease progression,' said Robert A. Hauser, M.D., Director of Parkinson's Disease and Movement Disorders, University of South Florida.

SLS-004 is an all-in-one lentiviral vector, for targeted DNA-methylation editing within intron 1. The system is based on CRISPR-dCas9 fused with the catalytic domain of DNA methyltransferase 3A (DNMT3A), an enzyme that is responsible for DNA methylation. The system was delivered to dopaminergic neurons derived from human induced pluripotent stem cells (hiPSCs) from a PD patient. As a result, the expression of SNCA was modified and disease-related cellular-phenotypes characteristics of the neurons were reversed.

"The down regulation of SNCA overexpression, through one-shot epigenetic editing tool such as SLS-004, is a promising therapeutic approach, as it has shown reversal of the disease-related phenotypes preclinically," said Tim Whitaker, MD, Head of R&D, Seelos Therapeutics.

"Under Seelos, we plan to move forward with this innovative CRISPR-dCas9 based development onto in vivo studies in PD animal models," said Ornit Chiba-Falek, Ph.D., Professor of Neurology, Duke University and the co-inventor of SLS-004. "We have demonstrated that different guide RNAs (gRNAs) provide different levels of reduction of alpha-synuclein, which further expand the potential to precisely fit the platform to individual patients based on the extent of SNCA dysregulation."

Boris Kantor, Ph.D., Associate Professor, Department of Neurobiology and Director of the Viral Vector Core, Duke University and the co-inventor of SLS-004, added, "We plan to pair integrase-deficient lentiviral vectors, with more efficient Cas9 variants, to further improve the accuracy and efficiency of the developed technology."

About Alpha-Synuclein:

Alpha-synuclein (also α-synuclein) is a protein which is of great interest to Parkinson's researchers because it is a major constituent of Lewy bodies and Lewy neurites, protein clumps that are the pathological hallmark of synucleinopathies, such as Parkinson's disease, dementia with Lewy bodies (DLB) and multiple system atrophy (MSA).

In the several years since its discovery, alpha-synuclein has been the focus of intensive efforts by basic Parkinson's disease researchers working to definitively characterize the protein's role in Parkinson's and its potential as a target for neuroprotective therapies.

For more information on alpha-synuclein and its role in Parkinson's disease please visit: The Michael J. Fox Foundation:  https://www.michaeljfox.org/understanding-parkinsons/living-with-pd/topic.php?alphasynuclein

About Seelos Therapeutics:

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases. Seelos is based in New York, New York. For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward-looking Statements:

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the prospects and potential uses and benefits of SLS-004 and the further development of SLS-004. Risks and uncertainties include risks associated with development of novel therapeutic programs generally, intellectual property and regulatory risks related to the development of SLS-004, risks related to the Company's license agreement with the Duke University, and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics (NASDAQ: SEEL)
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anthony.marciano@seelostx.com
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